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Exhibit 99.1      Press release dated August 9, 2005 announcing the execution of a binding Letter of Intent to acquire virtually all of the enterprise-class encrypted wireless banking network business of Skyvue USA.

ERF Wireless Signs Binding Letter of Intent to Acquire Business of Skyvue USA Tuesday August 9, 12:10 pm ET

Acquisition to Launch ERF Wireless into Secure Enterprise-Class Wireless Banking Network Business

LEAGUE CITY, Texas--(BUSINESS WIRE)--Aug. 9, 2005--ERF Wireless (OTCBB:ERFW -
News), a provider of enterprise-class wireless broadband products and services, announced today that it recently entered into a binding Letter of Intent to acquire virtually all of the enterprise-class encrypted wireless banking network business of Skyvue USA East Central Texas Inc. of Taylor, Texas. The terms of the cash and stock transaction were not disclosed. Skyvue USA has been very active over the past two and a half years designing, installing, maintaining and monitoring a number of secure enterprise-class wireless banking networks for banking institutions over a three-state region. Both parties are currently finalizing negotiations and necessary acquisition documents and anticipate announcing the execution of a definitive agreement later this week. R. Greg Smith, CEO of ERF Wireless, noted that, "The acquisition of Skyvue USA's enterprise-class wireless banking network business is the second in a series of planned acquisitions that target building and/or acquiring wireless broadband networks throughout a large portion of the country. Our aggressive business plan and growth strategy are focused on providing Internet, voice, security, and video monitoring services to enterprise-class, commercial, and residential customers located in the largely underserved non-urban areas of the U.S."

About Skyvue USA

Skyvue USA is an experienced provider of wireless networks throughout rural areas of the U.S. with a successful history of bringing the latest technology to rural communities. The company and its principals have been in the LAN/WAN, network integration, ISP, Internet banking, encryption technology, and banking software businesses for over twenty years and have constructed secure, encrypted, wireless broadband networks as well as secure Internet banking solutions and other secure data processing systems for literally hundreds of banks, primarily in rural communities across America. For more information, please visit their web site at www.Skyvue USA.com or call 866-352-9533.

About ERF Wireless

ERF Wireless Inc. is a fully-reporting public corporation located in League City, Texas. The company specializes in providing wireless broadband product and service solutions to enterprise, commercial, and residential clients on a regional and national basis. For more information, please visit our web site at www.erfwireless.com or call 281-538-2101. Forward-looking statements in this release regarding ERF Wireless Inc. and Skyvue USA are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.


Contact:
     ERF Wireless Inc., League City
     Clareen O'Quinn, 281-538-2101 ext. 113
     coquinn@erfwireless.com



Source: ERF Wireless